Teton Energy Provides Financial Update

Teton Announces Exchange of Common Stock for Outstanding Warrants

DENVER October 14, 2008. Teton Energy Corporation (“Teton” or the “Company”) (NASDAQ: TEC) announced today that all of the investors that held warrants to purchase 3,960,000 shares of the Company’s common stock at a $5 strike price through May 2012 (the “Warrants”) agreed to exchange the Warrants for 990,000 shares of Teton common stock. The Warrants were originally issued in conjunction with the issuance of the 8% Senior Subordinated Convertible Notes that matured in May 2008 and included a cashless exercise feature at the option of the holders. The Warrants were being carried on the Company’s balance sheet at June 30, 2008 as Derivative Contract Liabilities valued at $8.6 million and were subject to the “mark-to-market” accounting required by Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities.

Lonnie Brock, Executive Vice President and Chief Financial Officer, commented, “In order to strengthen our balance sheet and capital structure, we were able to negotiate an exchange of our cashless outstanding warrants for common stock. This greatly reduces the number of common stock equivalents of the Company that are outstanding, and, by eliminating this derivative, we will also help normalize earnings in the future.”

Company Description: Teton Energy Corporation is an independent oil and gas exploration and production company focused on the acquisition, exploration and development of North American properties. The Company’s current operations are concentrated in the prolific Rocky Mountain and Mid-continent regions of the U.S. Teton has leasehold interests in the Central Kansas Uplift, the Piceance Basin in western Colorado, the Big Horn Basin in Wyoming, the Williston Basin in North Dakota and the eastern Denver-Julesburg Basin in Colorado, Kansas and Nebraska. Teton is headquartered in Denver, Colorado and trades on the NASDAQ under the symbol TEC. For more information about Teton, please visit the Company’s website at www.teton-energy.com.

Forward-Looking Statements: This news release contains certain forward-looking statements, including declarations regarding Teton’s and its subsidiaries’ expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Teton’s management as at the date hereof and actual results may vary based upon future events, both within and without the control of Teton’s management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that additional acquisitions may have on Teton and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, governmental regulations, and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission. Teton’s disclosure reports are on file at the Securities and Exchange Commission and can be viewed on Teton’s website at www.teton-energy.com. Copies are available without charge upon request from the Company.

Company contact:
Ron Wirth
Director of Investor Relations & Administration
(303) 565-4600
rwirth@teton-energy.com
www.teton-energy.com